EXHIBIT 10.1

WASHINGTON PRIME GROUP INC.

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) made as of <DATE> (the “Award Date”) among Washington Prime Group Inc., an Indiana corporation (the “Company”), its subsidiary, Washington Prime Group, L.P., an Indiana limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the individual listed as participant on the signature page hereto (the “Participant”).

Recitals

A.    The Participant is a non-employee director on the Company's Board.

B.    The Partnership has adopted the 2019 Washington Prime Group, L.P. Stock Incentive Plan (as further amended, restated or supplemented from time to time hereafter, the “Plan”) to provide, among others, directors of the Partnership or an Affiliate (including the Company) with equitybased incentives to maintain and enhance the performance and profitability of the Partnership and the Company. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan unless otherwise indicated

C.    This Agreement evidences an award (the “Award”) of the number of Restricted Stock Units specified in Section 2 of this Agreement, as approved by the Committee.

NOW, THEREFORE, the Company, the Partnership and the Participant agree as follows:

1.Administration; Incorporation of the Plan. This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. The provisions of the Plan are hereby incorporated by reference as if set forth herein. Should there be any conflict between the terms of this Agreement on the one hand, and the Plan on the other hand, the terms of this Agreement shall prevail.

2.	Award.

(a)Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant is hereby granted ______________ (______) Restricted Stock Units as of the Award Date, which amount is inclusive of a number of Restricted Stock Units granted pursuant to an election by the Participant to receive all or a portion of the Participant’s Board service fees otherwise payable in cash in the form of additional Restricted Stock Units. Each Restricted Stock Unit represents a conditional right to receive one share of Common Stock.

(b)Vesting. The Restricted Stock Units granted hereunder will vest and become nonforfeitable in full on <DATE> (the “Vesting Date”), provided that the Participant does not incur a Termination of Employment (which, for purposes of this Agreement, shall mean cessation of membership on the Board for any reason) prior to the Vesting Date. Except as otherwise provided herein or otherwise determined by the Board or the Committee, upon the Participant's Termination of Employment for any reason prior to the Vesting Date the Award, and all of the Restricted Stock Units granted hereunder, shall be forfeited without any consideration, and the Participant shall have no further rights thereto. Notwithstanding the foregoing, in the event of the Participant’s Termination of Employment prior to the Vesting Date due solely to a failure to be re-elected to the Company’s Board when the Participant was otherwise willing and able to serve on the Company’s Board, then a prorated portion of the Restricted Stock Units shall vest as of the date of such Termination of Employment. Such proration shall be determined by multiplying the Restricted Stock Units by a fraction, the numerator of which is the number of days from the Award Date to the date of the Participant’s Termination of Employment and the denominator of which is the number of days from the Award Date to the Vesting Date.

(c)Settlement. As soon as practicable following the date of the Participant's Termination of Employment (but in no event later than the end of the calendar year in which such Termination of Employment occurs), the Company shall deliver to the Participant one share of Common Stock in respect of each of the Restricted Stock Units free of any restrictions; provided, that, such Termination of Employment constitutes a “separation from service” under Section 409A of the Code.

3.Restrictions. Subject to any exceptions set forth in the Plan, no Restricted Stock Unit granted hereunder may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3 will be null and void and any Restricted Stock Unit which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Agreement will be binding upon any permitted successors and assigns. Except as provided in Section 5 of this Agreement, a Restricted Stock Unit shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Share until the Participant is issued the Share to which such Restricted Stock Unit relates pursuant to Section 2(c) hereof.

4.Tax Representations. The Participant hereby represents and warrants to the Company as follows:
(a)    The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Award and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents.

(b)    The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Award or the transactions contemplated by this Agreement.

5.Dividend Equivalent Rights. So long as the Award is outstanding, the Participant shall be paid dividend equivalent payments equal to the regular cash dividends paid on the shares of Common Stock covered by this Award as if such Shares had been delivered pursuant to such Award, irrespective of whether the Award has vested, provided such Award shall not theretofore have been forfeited pursuant to the terms of this Agreement. Such amounts will be paid in cash at the same time as the applicable dividends are paid on shares of Common Stock. For avoidance of doubt, the provisions of this Section 5 shall not apply to any extraordinary dividends or distributions. The Participant will have only the rights of a general unsecured creditor of the Company in respect of such dividend equivalent payments until paid as specified herein.

6.Amendment. No amendment of this Agreement shall materially adversely impair the rights of the Participant without the Participant's consent, except such an amendment made to comply with applicable law (including Applicable Exchange listing standards or accounting rules) or avoid the incurrence of tax penalties under Section 409A of the Code.

7.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiary, if applicable.

8.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

9.Severability; Entire Agreement. If any provision of the Plan or this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and this Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

10.Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflict of laws. Venue for a dispute in respect of this Agreement shall be the federal courts located in Columbus, Ohio.

11.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

12.Section 409A. The amounts payable under this Agreement are intended to avoid the incurrence of tax penalties under Section 409A of the Code. This Agreement shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything herein to the contrary, in the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided hereunder during the six-month period immediately following the Participant's separation from service shall instead be paid, with interest in the case of cash payments (calculated at the applicable federal rate) determined as of the separation from service, or provided on the first business day after the date that is six months following the Participant's separation from service; provided that, if the Participant dies following the Participant's separation from service and prior to the payment of the any amounts delayed on account of Section 409A of the Code hereunder, such amounts shall be paid to the personal representative of the Participant's estate within thirty (30) days after the date of the Participant's death.

[SIGNATURES ON THE FOLLOWING PAGE]

IN W ITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the _____ day of _______, _______.

WASHINGTON PRIME GROUP INC., an Indiana corporation

By:____________________________
Name: ______________________
Title: ______________________

WASHINGTON PRIME GROUP, L.P., an Indiana limited partnership

By: Washington Prime Group Inc., an Indiana corporation, its sole general partner

By:____________________________
Name: ______________________
Title: ______________________

PARTICIPANT:

Signature:______________________________

Print Name: ____________________________